Exhibit 10.3

BLUE GOLD LIMITED

and

KAELA RITCHIE

FACILITY AGREEMENT

THIS FACILITY AGREEMENT is made on May 5, 2026

BETWEEN:

BLUE GOLD LIMITED, a Cayman Islands exempted company with its registered office located at 94 Solaris Avenue, Camana Bay, Grand Cayman, KY1-1108, Cayman Islands (the Borrower); and

KAELA RITCHIE (the Lender), together, the Lender and the Borrower are herein referred to as the Parties.

WHEREAS:

(A)	The Lender is providing a drawdown loan facility to the Borrower of up to US$4,000,000 (Four Million United States Dollars), subject to increase upon the mutual agreement of Lender and Borrower.

(B)	The Parties wish to record their agreement as to the terms of such Facility for purposes of providing the Borrower with working capital.

NOW IT IS HEREBY AGREED:

1.	INTERPRETATION

1.1	Unless the context otherwise requires, in this Agreement the following expressions shall have the following meanings :-

Facility	US$4,000,000.00 (Four Million United States Dollars), subject to increase upon the mutual agreement of Lender and Borrower;

Advance Balance	the total amount of the Facility that has been drawn and remains outstanding;

Business Day	a day other than a Saturday or a Sunday on which banks are open in London;

Drawdown	a drawdown under the Facility exercised by the Borrower;

Effective Date	May 5, 2026;

Interest	interest shall accrue at ten percent (10%) per annum only on Drawn Amounts from the date of each advance. All computations of interest shall be based on a 365-day year for the actual number of days occurring in the period for which such interest is payable.

Maturity	12 calendar months after the Effective Date, or such later date agreed by the Parties;

US$ or US Dollars	the lawful currency for the time being of the United States of America.

1.2	Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time extended amended or re-enacted.

1.3	Reference to a Party or Parties means a party or parties to this Agreement (including permitted assigns, transferees or successors in title in accordance with the terms of this Agreement).

1.4	The words “include”, “including” and “in particular” shall not be construed as limiting the generality of the foregoing words.

1.5	The headings in this Agreement are inserted for convenience only and shall not affect the construction, or interpretation of this Agreement.

1.6	Unless otherwise stated a reference to a Clause or a Schedule is a reference to a clause, sub-clause in or a schedule to this Agreement. The Schedule comprises a schedule to this Agreement and forms part of this Agreement.

2.	FACILITY

2.1	The Facility shall be available for drawdown by the Borrower for a period of 6 months from the Effective Date (the “Availability Period”). Any portion of the Facility not drawn by the end of the Availability Period shall be cancelled.

2.2	Notwithstanding anything to the contrary contained herein, at any time and from time to time prior to the date of Maturity, the Lender shall have the right, but not the obligation, to deliver a mandatory conversion notice to the Borrower requiring the Borrower to convert all or any portion of the outstanding Advance Balance into shares of the Borrower’s Class A ordinary shares, par value $0.0001 per share (collectively, the “Conversion Shares”), at a conversion price per share of $1.00 (subject to adjustment for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions that occur with respect to the Class A ordinary shares following the Effective Date).

2.3	Within sixty (60) days following the date of any conversion hereunder, the Borrower shall file a new registration statement on Form F-1, or another appropriate form, to register for resale the Conversion Shares, and use commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable.

3.	DRAWDOWNS

3.1	The Borrower may request a Drawdown by delivering a written notice (“Drawdown Request”) specifying the requested amount and proposed funding date.

3.2	The Borrower shall be limited to a maximum aggregate Drawdown per week of US$500,000.00 (Five Hundred Thousand Dollars).

3.3	The Lender shall fund any Drawdown by wire transfer of immediately available funds no later than the fifth calendar day after the date of the Drawdown Request.

3.4	Amounts advanced hereunder are referred to as “Drawn Amounts”. Amounts not yet advanced remain as “Undrawn Facility”.

4.	REPAYMENT AND PREPAYMENT

4.1	The Borrower shall repay the Advance Balance and Interest in full at Maturity.

4.2	The Borrower may repay any portion of the Advance Balance at any time prior to Maturity without premium or penalty provided that any such payment will be applied first to the payment of costs and expenses due under this Facility, second to interest accrued on the Advance Balance and third, if the amount of payment exceeds the amount of all such costs, expenses and accrued interest, to the payment of the oldest outstanding Drawn Amount.

5.	GENERAL

5.1	No failure or delay by the Lender in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other right or remedy.

5.2	The Borrower shall make all payments under or in respect of this Agreement without set-off or counterclaim and free and clear of any withholding or deduction for or on account of tax, save as may be required by law, provided that if the Borrower is required by law or in any event make any such reduction or withholding it will pay to the Lender such amount as will after such tax has been deducted or withheld be the same amount as the Borrower would have been entitled to receive in the absence of the tax deduction or withholding.

5.3	A certificate signed by any officer of the Lender as to any amounts due hereunder shall be final and binding upon the Borrower save for any manifest error on the face thereof.

5.4	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and references in this Agreement to either of them shall be construed accordingly.

5.5	The Lender shall be entitled at any time to assign the benefit (subject to the burden) of this Agreement. The Borrower may not assign or transfer any of its rights and/or obligations under this Agreement.

5.6	No purported variation of this Agreement shall be effected unless made in writing and signed by all Parties. Any waiver by the Lender of any breach or other terms of this Agreement, and any consent or approval given by the Lender for the purposes of this Agreement, shall only be effective if given in writing and then only for the purpose and upon the terms and conditions, if any, on which it is granted.

5.7	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement.

5.8	This Agreement may be entered into in two or more counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

5.9	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.

6.	NOTICES

6.1	Any notice or other communication required or authorised to be served or otherwise dealt with under this Agreement shall be in writing and signed by or on behalf of the party giving the same.

6.2	Such notice or other communication shall be deemed to have been duly served if delivered by hand or sent by email to the relevant Party at its address set out below (or such other address as shall be notified pursuant to this Clause 7 from time to time.

BORROWER

Email:

Address: Blue Gold Limited, 94

Solaris Avenue, Camana Bay, Grand

Cayman, KY1-1108, Cayman Islands

For the attention of: Andrew Cavaghan

LENDER

Email:

Address:

For the attention of: Kaela Ritchie

7.	GOVERNING LAW

7.1	This Facility and all actions, causes of action or claims of any kind (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Facility, or the negotiation, execution or performance of this Facility shall be governed by and construed in accordance with the laws of the state of New York, including without limitation New York laws relating to applicable statutes of limitation and burdens of proof, available remedies and applicable evidentiary privileges.

7.2	The courts of the State of New York, in the County of New York (the “Specified Courts”) shall have exclusive jurisdiction in relation to all matters which may arise out of or in connection with this Facility (each, an “Action”). Each of Borrower and Lender (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Note may not be enforced in or by any Specified Court. Each of Borrower and Lender agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each such party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Note, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Clause 6.2. Nothing in this Clause 7.2 shall affect the right of any party to serve legal process in any other manner permitted by law.

7.3	Each of Borrower and Lender waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this Facility. Each such party (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this transactions contemplated by this note by, among other things, the mutual waivers and certifications in this clause 7.3.

IN WITNESS WHEREOF, the undersigned have executed this Facility Note as of the Effective Date.

SIGNED for and on behalf of	)
BLUE GOLD LIMITED	)
)

/s/ Andrew Cavaghan
Andrew Cavaghan
Director

SIGNED by Kaela Ritchie	)
)
)

/s/ Kaela Ritchie
Kaela Ritchie